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                                                                     EXHIBIT 5.1



                           [SNELL & SMITH LETTERHEAD]





                                  May 11, 1995



USA Waste Services, Inc.
5000 Quorum Drive, Suite 300
Dallas, Texas  75240

Gentlemen:

                 We have acted as counsel for USA Waste Services, Inc., an Oklahoma corporation (the "Company"), in connection with the proposed offering by the Company of approximately 28,000,000 shares of the common stock, $.01 par value per share (the "Common Stock"), of the Company to be issued in connection with the merger (the "Merger") of Chambers Acquisition Company, a Delaware corporation and wholly-owned subsidiary of the Company, with and into Chambers Development Company, Inc., a Delaware corporation ("Chambers").

                 In connection with such matters, we have examined among other things, the Certificate of Incorporation and the By- Laws of the Company, the corporate proceedings with respect to the offering of the Common Stock, the Amended and Restated Plan and Agreement of Merger dated as of November 28, 1994 (the "Merger Agreement"), among the Company, Chambers, and Acquisition, and the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission for the registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act") (the Registration Statement as amended at the time when it becomes effective being herein referred to as the "Registration Statement").

                 We have assumed the genuineness and authenticity as all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the due authorization, execution, delivery, or recordation of all documents where such due authorization, execution, delivery, or recordation are prerequisites to the effectiveness thereof.

                 Based on the foregoing, and having regard for such legal considerations as we deemed relevant, we are of the opinion (limited in all respects to the internal laws of the State of Texas, the Oklahoma General Corporation Law, and applicable federal law) that:
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USA Waste Services, Inc.
May 11, 1995
Page 2



                 1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma.

                 2. The shares of Common Stock proposed to be issued by the Company to the shareholders of Chambers, pursuant to the Merger, have been duly authorized for issuance, and subject to the Registration Statement becoming effective under the Securities Act, and to compliance with any applicable state securities laws, when issued in accordance with the terms of the Merger Agreement will be duly authorized, validly issued, fully paid, and non-assessable.

                 3. The authorized capital of the Company consists of 50,000,000 shares of Common Stock, of which, as of the date hereof, 22,967,256 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, $.01 par value per share, none of which, as of the date hereof, are issued and outstanding.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Legal Matters" in the Joint Proxy Statement and Prospectus forming a part of the Registration Statement.

                                                   Very truly yours,

                                                   SNELL & SMITH, A Professional
                                                     Corporation





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